                                                                    EXHIBIT 12.1

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                                         Years ended December 31,
                                                                           ----------------------------------------------------
                                                                           2003       2002       2001         2000        1999
                                                                           ----       ----       ----         ----        ----
EARNINGS AS DEFINED

Earnings (loss) from operations before income taxes and before adjustments for minority interests in consolidated
   subsidiaries and after eliminating
   undistributed earnings
   of equity method investees                                              $(1.2)    $(27.6)   $  58.1      $ (28.9)     $55.4
Preferred stock dividend (pre-tax equivalent)                               (0.9)         -          -            -          -
Fixed charges                                                               53.2       47.1       51.5         67.8       43.4
                                                                           -----     ------    --------     -------      -----
     TOTAL EARNINGS, AS DEFINED                                            $51.1     $ 19.5    $ 109.6      $  38.9      $98.8
                                                                           =====     ======    ========     =======      =====

FIXED CHARGES, AS DEFINED

Interest expense                                                           $44.9     $ 40.9    $  43.2      $  61.4      $39.0
Amortization of capitalized expenses related to debt                         4.5        3.7        4.4          4.2        1.1
Preferred stock dividend (pre-tax equivalent)                                0.9          -          -            -          -
Interest component of rent expense                                           2.9        2.5        3.9          2.2        3.3
                                                                           -----     ------    -------      -------      -----
     TOTAL FIXED CHARGES, AS DEFINED                                       $53.2     $ 47.1    $  51.5       $ 67.8      $43.4
                                                                           =====     ======    =======      =======      =====

     RATIO OF EARNINGS TO FIXED CHARGES                                        -          -        2.1            -        2.3
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For the years ended December 31, 2003, 2002 and 2000, earnings were insufficient to cover fixed charges by $2.1 million $27.6 million and $28.9 million, respectively.